UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2012

iGo, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-30907	86-0843914
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

17800 North Perimeter Dr., Suite 200,

Scottsdale, Arizona 85255

(Address of principal executive offices, including zip code)

(480) 596-0061

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 22, 2012, iGo, Inc. (the “Company”) received a letter from The Nasdaq Stock Market (“Nasdaq”) granting the Company an additional 180-day period, or until February 19, 2013, to regain compliance with the $1.00 per share minimum bid requirement for continued listing under Nasdaq Capital Market Rule 5550(a)(1).

The Company received a previous letter from Nasdaq on February 23, 2012 indicating that the bid price of the Company’s common stock for the prior thirty consecutive business days had closed below the $1.00 minimum bid requirement and that the Company would have 180 calendar days, or until August 21, 2012, to regain compliance with the requirement. The August 22, 2012 Nasdaq letter indicated that, although the Company did not meet the minimum bid requirement during the initial 180-day period, it was granted an additional 180 calendar days of trading on the Nasdaq Capital Market in which to comply. According to the letter, if at any time by February 19, 2013, the bid price for the Company’s ordinary shares closes at $1.00 per share or more for a minimum of ten consecutive business days (subject to increase in Nasdaq’s discretion), Nasdaq will provide written confirmation of compliance and the matter will be closed.

The Company intends to monitor the bid price for its ordinary shares between now and February 19, 2013 and will consider all available options to resolve the deficiency and regain compliance with the minimum bid price requirement. Although this notification has no effect on the listing of the Company’s common stock at this time, there can be no assurance that the Company will be able to regain compliance with the Nasdaq rules and thereby maintain the listing of its common stock on the Nasdaq Capital Market.

Item 8.01. Other Events

On August 23, 2012, the Company issued a press release regarding the matters described in Item 3.01 above. The full text of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release dated August 23, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IGO, INC.

Date: August 28, 2012	By:	/s/ Michael D. Heil
Michael D. Heil President and Chief Executive Officer

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

99.1	Press Release dated August 23, 2012.